VIACOM                                                                     CBS

          VIACOM AND CBS TO MERGE IN LARGEST MEDIA TRANSACTION EVER

               $80 Billion Merger Creates the World's Premier
                       Entertainment and Media Company


New York, New York, September 7,1999 - Viacom Inc. (NYSE: VIA and VIAB) and CBS Corporation (NYSE: CBS) today announced that their respective boards of directors have unanimously approved a definitive agreement to merge the two companies in the largest media transaction ever. The merger was announced by Sumner Redstone, Chairman and Chief Executive Officer, Viacom Inc., and Mel Karmazin, President and Chief Executive Officer, CBS Corporation.

The new company, which will be called Viacom, will be led by Sumner Redstone, who will remain Chairman and CEO of Viacom. Mel Karmazin will become President and Chief Operating Officer. All operations of the combined company will report to Mr. Karmazin.

The new Viacom will be the world's leading company in the production, promotion and distribution of entertainment, news, sports and music with unmatched content and a portfolio of the world's most powerful brands. Extraordinary assets in broadcast and cable television, a pre-eminent motion picture studio, the leading radio and outdoor media company and a growing portfolio of Internet ventures will create the largest seller of advertising across the media landscape. The merger should also serve the public interest by helping to sustain the continued vitality of free and universal broadcasting.

Mr. Redstone said: "This exciting merger creates the industry-leading media company for today and a dynamic growth vehicle that will benefit shareholders well into the future. Our union will be king not just in content, but in its distribution, marketing, and packaging. We will be global leaders in every facet of the media and entertainment industry, financially strong from day one, with an enviable stable of global brands. With Viacom and CBS performing at the top of their games, the timing for this could not be better. Mel Karmazin is an excellent manager and a gifted leader who shares my focus on building value for shareholders. Together, with all the employees of Viacom and CBS, we will create an even brighter future. Indeed, the creation of this formidable media giant marks the beginning of a new era of explosive growth domestically and around the world."

Mr. Karmazin said: "The new Viacom will be the first 21st Century media company, with strong brands that lead the industry in all aspects of our operations, a wealth of world-class content in film, television, radio, publishing and the Internet, and the best distribution system in the business in both the established and new media. It has been noted before that the fit between our two companies is extraordinary. Each of us brings unique and complementary strengths to the business mix, and opportunities for creative synergy and revenue generation are many and exciting. I look forward to working with Sumner and the great teams of people at both CBS and Viacom to build this new enterprise into all it is capable of being, for the benefit of our


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shareholders, advertisers, audiences and employees. The future is virtually unlimited for this new and exciting company."

Under the terms of the agreement, CBS shareholders will receive for each share of CBS 1.085 shares of Viacom Class B shares, which at the September 3, 1999 closing price of $45.06 per Viacom Class B share, is valued at $48.89 per CBS share. This transaction, which has an enterprise value of $80 billion, will be tax free for shareholders of CBS and Viacom. On a pro forma basis, the new Viacom would have generated approximately $21 billion in 1998 revenues and approximately $4.0 billion in EBITDA. Mr. Redstone remains majority shareholder of Viacom's Class A voting shares and will continue to control the company.

The union of the two companies offers a dramatic opportunity to drive revenues and enhance shareholder value. Reaching the greatest number of viewers and listeners of any media enterprise, spanning all ages and demographics, the new Viacom will be the premier outlet for advertisers in the world. Content will be driven and promoted across virtually all media segments, including broadcast and cable television, radio and outdoor advertising, and new media. The company will also be a pivotal player in the world of music. Through its Infinity Radio stations and the branded promotional power of MTV, MTV2, VH1, CMT, TNN and over the Internet, Viacom will reach more music fans than any other entity worldwide. The scale of the enterprise will also enable the company to acquire programming more efficiently and maximize the effectiveness of its sales force.

Subject to actions taken to obtain regulatory clearances, the merged company will include:

     * Industry-leading cable networks, each uniquely powerful in its own target demographic, including MTV, Nickelodeon, VH1, TNN, CMT, MTV2, TV Land, Home Team Sports and Midwest Sports Channel; pay channels Showtime, The Movie Channel and FLIX, and interests in Comedy Central, Noggin and Sundance Channel, and significant cable programming operations worldwide;

     *    A majority interest in Infinity Broadcasting Corporation (NYSE:
          INF), the premier radio and outdoor media company in the world;

     * The largest television group in the nation, including the CBS Television Network, the #1 broadcast network in the industry for the 1998-1999 television season, and stations in all top ten markets and 18 of the top 20 markets in the nation; with the potential for strong TV duopolies in Philadelphia, Boston, Dallas and other top U.S. markets;

     * Paramount Pictures, a leader in theatrical motion pictures since 1912, with more than 2,500 titles in its library, including such Oscar winners as Forrest Gump, Braveheart and Titanic (the highest grossing motion picture of all time);

     * Preeminent production and syndication operations, with CBS Productions, Paramount Television, Eyemark Entertainment, Viacom Productions, Spelling Television, and, subject to the completion of CBS's pending acquisition, King World


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          Productions, Inc., among others, all contributing content, sales and distribution capability;

     * Simon & Schuster, a leading consumer book publisher, which, during the last year, placed 64 titles on The New York Times Best Sellers list;

     * Blockbuster Video, the world's leading retailer of rentable home videocassettes, DVDs and video games, with over 6,000 stores in 27 countries;

     * Five theme parks, which entertain more than 13 million visitors annually, and create another distribution channel for the company's entertainment content;

     * A significant and growing Internet presence, with brands on some of the best-known sites on the Web, including cbs.sportsline.com, cbs.marketwatch.com, mtv.com, SonicNet.com, vh1.com, and Nick.com.

Mr. Karmazin added: "The new company's opportunities for growth over the Internet are also excellent. As you know, we have been dynamically expanding in new media for the past year or so, adding the CBS brand to some of the most visible sites on the Web in financial news, sports, entertainment and e-commerce, among others. Viacom has its own growing Internet presence in a variety of successful Web sites, most notably mtv.com and Nick.com, which will join with our growing portfolio of Internet concerns. Here again, the powerful brands of our two companies from the CBS Television Network, CBS News and CBS Sports to MTV, VH1, Nickelodeon and Paramount will enable us to establish and maintain the most dynamic and visible Internet strategy in the media business."

Viacom Deputy Chairmen Tom Dooley and Philippe Dauman, who will continue to serve on the Board of Directors of the combined company, will leave the Company on the effective date of the merger.

Mr. Redstone stated: "Viacom would be no more than a dream today if not for the intelligence, persistence and insight of my two Deputy Chairmen, Philippe Dauman and Tom Dooley. My thanks to both of them for their immeasurable contributions over the last decade and beyond. We wouldn't be here if not for them. They will continue to be my trusted friends and advisors on the Viacom Board."

The Board of Directors of the new company will consist of the current ten members of the Viacom Board and eight members of the CBS Board as designated by CBS.

The transaction is subject to certain closing conditions, including FCC approval, expiration of the Hart-Scott-Rodino waiting period and the approval of CBS Corporation shareholders, and is expected to close in the first half of 2000. CBS's pending acquisition of King World Productions Inc. was scheduled to be voted on by its shareholders today. The King World shareholders meeting will be postponed for what is expected to be a short period. The contemplated split-off of Blockbuster is subject to the receipt of a revised IRS ruling.

Morgan Stanley Dean Witter and Co. acted as financial advisor and Shearman & Sterling acted as legal advisor to Viacom. Evercore Partners Inc. acted as financial advisor and Cravath, Swaine & Moore acted as legal advisor to CBS.

Viacom Inc. is one of the world's largest entertainment companies and a leading force in nearly every segment of the international media marketplace. The operations of Viacom include Blockbuster, MTV Networks, Paramount Pictures, Paramount Television, Spelling Television, Paramount Parks, Showtime Networks, Simon & Schuster, 19 television stations, and international theatrical exhibition operations. Viacom also owns half-interests in the Comedy Central cable channel, the UPN television network and UCI, an international theatrical exhibition chain. National Amusements, Inc., a closely held corporation which operates approximately 1,300 motion picture screens in the U.S., the U.K. and South America, is the parent company of Viacom.

CBS Corporation, the world's largest pure-play media company, is composed of CBS Television, Cable and a majority stake in Infinity Broadcasting Corporation, its radio and outdoor business. CBS Television is comprised of the CBS Television Network and 15 CBS owned television stations, seven of which are in the Top 10 markets. CBS Cable consists of two country networks and regional sports operations. Infinity Broadcasting Corporation operates 163 radio stations and TDI, the Company's outdoor business. Infinity recently entered into an agreement to acquire Outdoor Systems, Inc.

Note: Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CBS, Viacom, or the combined companies to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Reference is made to the Companies' Annual Reports on Form 10-K for the 1998 year and subsequent reports filed with the Securities and Exchange Commission for additional information concerning such risks and uncertainties.

                                    * * *

                           Viacom Inc.               CBS Corporation

Press Contacts:            Carl Folta                Gil Schwartz
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                           Susan Duffy               Dana McClintock
                           212-258-6347              212-975-1077

Analyst Contacts:          Marty Shea                Fred Reynolds
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                           Rich Clark                Farid Suleman
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